EXHIBIT 99.1

AMN HEALTHCARE ANNOUNCES THIRD QUARTER 2024 RESULTS

Quarterly revenue of $688 million;

GAAP EPS of $0.18 and adjusted EPS of $0.61

DALLAS — AMN Healthcare Services, Inc. (NYSE: AMN), the leader and innovator in total talent solutions for healthcare organizations across the United States, today announced its third quarter 2024 financial results. Financial highlights are as follows:

Dollars in millions, except per share amounts.

	Q3 2024	% Change Q3 2023	YTD September 30, 2024	% Change YTD September 30, 2023
Revenue	$687.5	(19%)	$2,249.1	(24%)
Gross profit	$213.1	(26%)	$700.4	(29%)
Net income	$7.0	(87%)	$40.6	(80%)
GAAP diluted EPS	$0.18	(87%)	$1.06	(79%)
Adjusted diluted EPS*	$0.61	(69%)	$2.56	(63%)
Adjusted EBITDA*	$73.9	(45%)	$265.6	(44%)

* See “Non-GAAP Measures” below for a discussion of our use of non-GAAP items and the table entitled “Non-GAAP Reconciliation Tables” for a reconciliation of non-GAAP items.

Business Highlights

•	Third quarter revenue and earnings were better than expected, driven by core results and several beneficial discrete items.
•	We made progress on our market growth strategy with sequential improvements in our overall sales pipeline, MSP net wins, and internal fill rates.
•	Our tech-enabled, total talent solutions continue to be well received by clients looking to optimize their workforces, with our average number of services used by top clients increasing to approximately 10.
•	Cash flow from operations was strong at $67 million in the third quarter, which allowed us to reduce debt by $60 million, bringing the year-to-date repayment to $175 million. Our net leverage ratio at quarter end was 2.8:1.

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“Our company performed well in difficult competitive conditions to surpass revenue and earnings expectations in the third quarter of 2024,” said Cary Grace, President and Chief Executive Officer of AMN Healthcare. “Current and prospective clients are showing greater interest in total talent solutions, pulling in a diverse set of solutions including predictive workforce tools, temporary and permanent staffing, enabling technology, and our comprehensive range of managed staffing from master-supplier to vendor-neutral. We continue to innovate with clients and healthcare partners to help them optimize their workforce, including adding Locums functionality to extend the market leadership of our ShiftWise Flex VMS platform.”

Third Quarter 2024 Results

Consolidated revenue for the quarter was $688 million, a 19% decrease from prior year and a 7% decrease from the prior quarter. Net income was $7 million (1.0% of revenue), or $0.18 per diluted share, compared with $53 million (6.2% of revenue), or $1.39 per diluted share, in the third quarter of 2023. Adjusted diluted EPS in the third quarter was $0.61 compared with $1.97 in the same quarter a year ago.

Revenue for the Nurse and Allied Solutions segment was $399 million, lower by 30% year over year and down 10% from the prior quarter. Travel nurse staffing revenue dropped by 37% year over year and 12% sequentially, reflecting a dip in demand earlier in the year. Allied division revenue declined 16% year over year and was 7% lower than the prior quarter.

The Physician and Leadership Solutions segment reported revenue of $181 million, up 13% year over year and down 3% sequentially. Locum tenens revenue was $142 million, 26% higher year over year, with growth coming from the MSDR acquisition, and 1% lower sequentially. Interim leadership revenue was down by 7% year over year. Our physician and leadership search businesses saw revenue decline by 38% year over year and 23% quarter over quarter.

Technology and Workforce Solutions segment revenue was $108 million, a decrease of 11% year over year and 4% sequentially. Language services revenue was $75 million in the quarter, 13% higher than the prior year and flat sequentially. Vendor management systems revenue was $25 million, 34% lower year over year and down 9% from the prior quarter.

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Consolidated gross margin was 31.0%, 290 basis points lower year over year and flat sequentially. Gross margin declined year over year across all three of our business segments, offset in part by a revenue mix shift toward higher-margin segments.

Consolidated SG&A expenses were $150 million, or 21.8% of revenue, compared with $163 million, or 19.1% of revenue, in the same quarter last year. SG&A was $149 million, or 20.1% of revenue, in the previous quarter. The year-over-year decrease in SG&A costs was driven primarily by lower employee and professional service expenses, resulting from prudent expense management to match revenues.

Income from operations was $22 million with an operating margin of 3.2%, compared with $87 million and 10.2%, respectively, in the same quarter last year. Adjusted EBITDA was $74 million, a year-over-year decrease of 45%. Adjusted EBITDA margin was 10.7%, 500 basis points lower than the year-ago period.

At September 30, 2024, cash and cash equivalents totaled $31 million. Cash flow from operations was $67 million for the third quarter, including the payment of a previously disclosed legal settlement for which we had accrued $62 million. Capital expenditures were $19 million. The Company ended the quarter with total debt outstanding of $1.135 billion.

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Fourth Quarter 2024 Outlook

Metric	Guidance*
Consolidated revenue	$685 - $705 million
Gross margin	29.3% - 29.8%
SG&A as percentage of revenue	21.5% - 22.0%
Operating margin	1.8% - 2.5%
Adjusted EBITDA margin	9.2% - 9.7%

*Note: Guidance percentage metrics are approximate. For a reconciliation of adjusted EBITDA margin, see the table entitled “Reconciliation of Guidance Operating Margin to Guidance Adjusted EBITDA Margin” below.

Revenue in the fourth quarter of 2024 is expected to be 14-16% lower than the prior year and flat to up 3% sequentially. Nurse and Allied Solutions segment revenue is expected to be down 21-24% year over year. Physician and Leadership Solutions segment revenue is expected to grow approximately 3% year over year. Technology and Workforce Solutions segment revenue is projected to be lower by approximately 9% year over year. This outlook includes $45 million of Nurse and Allied revenue that is not expected to recur after this quarter, primarily composed of labor disruption revenue. This revenue favorably impacts our gross margin guidance by approximately 60 basis points.

Fourth quarter estimates for certain other financial items include depreciation of $20 million, depreciation in cost of revenue of $2 million, non-cash amortization expense of $22 million, share-based compensation expense of $4 million, integration and other expenses of $3 million, interest expense of $14 million, an adjusted tax rate of 27%, and 38.4 million diluted average shares outstanding.

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Conference Call on November 7, 2024

AMN Healthcare Services, Inc. (NYSE: AMN) will host a conference call to discuss its third quarter 2024 financial results and fourth quarter 2024 outlook on Thursday, November 7, 2024 at 5:00 p.m. Eastern Time. A live webcast of the call can be accessed through AMN Healthcare’s website at http://ir.amnhealthcare.com. Interested parties may participate live via telephone by registering at this link. Registrants will receive confirmation and dial-in details. Following the conclusion of the call, a replay of the webcast will be available at the Company’s investor relations website.

About AMN Healthcare

AMN Healthcare is the leader and innovator in total talent solutions for healthcare organizations across the nation. The Company provides access to the most comprehensive network of quality healthcare professionals through its innovative recruitment strategies and breadth of career opportunities. With insights and expertise, AMN Healthcare helps providers optimize their workforce to successfully reduce complexity, increase efficiency and improve patient outcomes. AMN total talent solutions include direct staffing, vendor-neutral and managed services programs, clinical and interim healthcare leaders, temporary staffing, permanent placement, executive search, vendor management systems, recruitment process outsourcing, predictive modeling, language services, revenue cycle solutions, and other services. Clients include acute-care hospitals, community health centers and clinics, physician practice groups, retail and urgent care centers, home health facilities, schools and many other healthcare settings. AMN Healthcare is committed to fostering and maintaining a diverse team that reflects the communities we serve. Our commitment to the inclusion of many different backgrounds, experiences and perspectives enables our innovation and leadership in the healthcare services industry.

The Company’s common stock is listed on the New York Stock Exchange under the symbol “AMN.” For more information about AMN Healthcare, visit www.amnhealthcare.com, where the Company posts news releases, investor presentations, webcasts, SEC filings and other material information. The Company also utilizes email alerts and Really Simple Syndication (“RSS”) as routine channels to supplement distribution of this information. To register for email alerts and RSS, visit http://ir.amnhealthcare.com.

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Non-GAAP Measures

This earnings release and the non-GAAP reconciliation tables included with the earnings release contain certain non-GAAP financial information, which the Company provides as additional information, and not as an alternative, to the Company’s condensed consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures include (1) adjusted EBITDA, (2) adjusted EBITDA margin, (3) adjusted net income, and (4) adjusted diluted EPS. The Company provides such non-GAAP financial measures because management believes that they are useful to both management and investors as a supplement, and not as a substitute, when evaluating the Company’s operating performance. Additionally, management believes that adjusted EBITDA, adjusted EBITDA margin, and adjusted diluted EPS serve as industry-wide financial measures. The Company uses adjusted EBITDA for making financial decisions, allocating resources and for determining certain incentive compensation objectives. The non-GAAP measures in this release are not in accordance with, or an alternative to, GAAP measures and may be different from non-GAAP measures, or may be calculated differently than other similarly titled non-GAAP measures, reported by other companies. They should not be used in isolation to evaluate the Company’s performance. A reconciliation of non-GAAP measures identified in this release, along with further detail about the use and limitations of certain of these non-GAAP measures, may be found below in the table entitled “Non-GAAP Reconciliation Tables” under the caption entitled “Reconciliation of Non-GAAP Items” and the footnotes thereto or on the Company’s website at https://ir.amnhealthcare.com/financials/quarterly-results. Additionally, from time to time, additional information regarding non-GAAP financial measures, including pro forma measures, may be made available on the Company’s website.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among others, statements concerning future demand and supply for contingent staffing and other services, internal capture rates, the ability of our solutions to meet the needs of our markets and align with our clients, strategies for innovation with clients and healthcare partners, the competitive environment in nurse staffing, our long-term growth opportunities, strategy, and sales pipeline, fourth quarter 2024 financial projections for consolidated and segment revenue, consolidated gross margin, operating margin,

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SG&A as a percent of revenue, adjusted EBITDA margin, labor disruption revenue, revenue not expected to recur in 2024, depreciation expense, non-cash amortization expense, share-based compensation expense, integration and other expenses, interest expense, adjusted tax rate, and number of diluted shares outstanding. The Company bases these forward-looking statements on its current expectations, estimates and projections about future events and the industry in which it operates using information currently available to it. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are also identified by words such as “believe,” "project," “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “estimates,” variations of such words and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.

The targets and expectations noted in this release depend upon, among other factors, (i) the ability of our clients to increase the efficiency and effectiveness of their staffing management and recruiting efforts, through predictive analytics, online recruiting, internal travel agencies and float pools, telemedicine or otherwise and successfully hire and retain permanent staff, (ii) the duration and extent to which hospitals and other healthcare entities adjust their utilization of temporary nurses and allied healthcare professionals, physicians, healthcare leaders and other healthcare professionals and workforce technology applications as a result of the labor market or economic conditions, (iii) the magnitude and duration of the effects of the post-COVID-19 pandemic environment or any future pandemic or health crisis on demand and supply trends, our business, its financial condition and our results of operations, (iv) our ability to effectively address client demand by attracting and placing nurses and other clinicians, (v) our ability to recruit and retain sufficient quality healthcare professionals at reasonable costs, (vi) our ability to anticipate and quickly respond to changing marketplace conditions, such as alternative modes of healthcare delivery, reimbursement, or client needs and requirements, including implementing changes that will make our services more tech-enabled and integrated, (vii) our ability to manage the pricing impact that the labor market or consolidation of healthcare delivery organizations may have on our business, (viii) the effects of economic downturns, inflation or slow recoveries, which could result in less demand for our services, increased client initiatives designed to contain costs, including reevaluating their approach as it pertains to contingent labor and managed services programs, other solutions and providers, pricing pressures and negatively impact payments terms and collectability of accounts receivable, (ix) our ability to develop and evolve our current technology offerings and capabilities and implement new infrastructure and technology systems to optimize our operating results and manage our business effectively, (x) our ability and the expense to comply with extensive and complex federal and state laws and regulations related to the conduct of our operations, costs and payment for services and payment for referrals as well as laws regarding employment practices, (xi) our ability to consummate and

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effectively incorporate acquisitions into our business, (xii) the negative effects that intermediary organizations may have on our ability to secure new and profitable contracts, (xiii) the extent to which the Great Resignation or a future spike in the COVID-19 pandemic or other pandemic or health crisis may disrupt our operations due to the unavailability of our employees or healthcare professionals due to burnout, illness, risk of illness, quarantines, travel restrictions, mandatory vaccination requirements, or other factors that limit our existing or potential workforce and pool of candidates, (xiv) security breaches and cybersecurity incidents, including ransomware, that could compromise our information and systems, which could adversely affect our business operations and reputation and could subject us to substantial liabilities and (xv) the severity and duration of the impact the labor market, economic downturn or COVID-19 pandemic has on the financial condition and cash flow of many hospitals and healthcare systems such that it impairs their ability to make payments to us, timely or otherwise, for services rendered.

For a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above that could cause actual results to differ from those implied by the forward-looking statements contained in this press release, please refer to our most recent Annual Report on Form 10-K for the year ended December 31, 2023. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated and the Company is under no obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Contact:

Randle Reece

Senior Director, Investor Relations & Strategy

866.861.3229

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AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Comprehensive Income

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2024	2023	2024	2024	2023
Revenue	$687,509	$853,463	$740,685	$2,249,072	$2,970,985
Cost of revenue	474,454	563,957	510,858	1,548,684	1,982,352
Gross profit	213,055	289,506	229,827	700,388	988,633
Gross margin	31.0%	33.9%	31.0%	31.1%	33.3%
Operating expenses:
Selling, general and administrative (SG&A)	149,681	163,405	149,044	473,567	570,775
SG&A as a % of revenue	21.8%	19.1%	20.1%	21.1%	19.2%

Depreciation and amortization (exclusive of depreciation included in cost of revenue)	41,122	39,175	43,101	126,942	113,599
Total operating expenses	190,803	202,580	192,145	600,509	684,374
Income from operations	22,252	86,926	37,682	99,879	304,259
Operating margin (1)	3.2%	10.2%	5.1%	4.4%	10.2%

Interest expense, net, and other	14,444	11,541	15,715	46,787	33,975

Income before income taxes	7,808	75,385	21,967	53,092	270,284

Income tax expense	819	22,211	5,730	12,538	72,094
Net income	$6,989	$53,174	$16,237	$40,554	$198,190
Net income as a % of revenue	1.0%	6.2%	2.2%	1.8%	6.7%

Other comprehensive income:
Unrealized gains on available-for-sale securities, net, and other	101	133	182	367	329
Other comprehensive income	101	133	182	367	329

Comprehensive income	$7,090	$53,307	$16,419	$40,921	$198,519

Net income per common share:
Basic	$0.18	$1.39	$0.43	$1.06	$5.01
Diluted	$0.18	$1.39	$0.42	$1.06	$4.99
Weighted average common shares outstanding:
Basic	38,200	38,147	38,173	38,163	39,547
Diluted	38,287	38,325	38,234	38,247	39,734

AMN Healthcare Services, Inc.

Condensed Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	September 30, 2024	December 31, 2023	September 30, 2023
Assets
Current assets:
Cash and cash equivalents	$30,550	$32,935	$29,377
Accounts receivable, net	451,062	623,488	565,724
Accounts receivable, subcontractor	68,566	117,703	175,976
Prepaid and other current assets	62,088	67,559	60,043
Total current assets	612,266	841,685	831,120
Restricted cash, cash equivalents and investments	72,167	68,845	69,995
Fixed assets, net	196,902	191,385	187,557
Other assets	267,266	236,796	220,512
Goodwill	1,116,815	1,111,549	935,779
Intangible assets, net	402,400	474,134	409,803
Total assets	$2,667,816	$2,924,394	$2,654,766

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$213,206	$343,847	$362,907
Accrued compensation and benefits	281,683	278,536	263,697
Other current liabilities	23,657	33,738	80,522
Total current liabilities	518,546	656,121	707,126
Revolving credit facility	285,000	460,000	95,000
Notes payable, net	845,576	844,688	844,393
Deferred income taxes, net	17,270	23,350	31,296
Other long-term liabilities	110,759	108,979	159,782
Total liabilities	1,777,151	2,093,138	1,837,597

Commitments and contingencies

Stockholders’ equity:	890,665	831,256	817,169

Total liabilities and stockholders’ equity	$2,667,816	$2,924,394	$2,654,766

AMN Healthcare Services, Inc.

Summary Condensed Consolidated Statements of Cash Flows

(dollars in thousands)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2024	2023	2024	2024	2023
Net cash provided by operating activities	$66,703	$172,194	$99,515	$247,604	$413,295
Net cash used in investing activities	(22,004)	(33,903)	(22,332)	(65,735)	(88,762)
Net cash used in financing activities	(60,469)	(105,022)	(80,108)	(179,550)	(352,766)
Net increase (decrease) in cash, cash equivalents and restricted cash	(15,770)	33,269	(2,925)	2,319	(28,233)
Cash, cash equivalents and restricted cash at beginning of period	126,362	76,370	129,287	108,273	137,872
Cash, cash equivalents and restricted cash at end of period	$110,592	$109,639	$126,362	$110,592	$109,639

AMN Healthcare Services, Inc.

Non-GAAP Reconciliation Tables

(dollars in thousands, except per share data)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2024	2023	2024	2024	2023
Reconciliation of Non-GAAP Items:

Net income	$6,989	$53,174	$16,237	$40,554	$198,190
Income tax expense	819	22,211	5,730	12,538	72,094
Income before income taxes	7,808	75,385	21,967	53,092	270,284
Interest expense, net, and other	14,444	11,541	15,715	46,787	33,975
Income from operations	22,252	86,926	37,682	99,879	304,259
Depreciation and amortization	41,122	39,175	43,101	126,942	113,599
Depreciation (included in cost of revenue) (2)	1,928	1,552	1,637	5,363	4,196
Share-based compensation	5,555	306	6,357	19,651	15,442
Acquisition, integration, and other costs (3)	3,017	5,771	5,310	13,792	16,616
Legal settlement accrual changes (4)	—	—	—	—	21,000
Adjusted EBITDA (5)	$73,874	$133,730	$94,087	$265,627	$475,112

Adjusted EBITDA margin (6)	10.7%	15.7%	12.7%	11.8%	16.0%

Net income	$6,989	$53,174	$16,237	$40,554	$198,190
Adjustments:
Amortization of intangible assets	22,104	22,563	24,744	71,734	66,340
Acquisition, integration, and other costs (3)	3,017	5,771	5,310	13,792	16,616
Legal settlement accrual changes (4)	—	—	—	—	21,000
Cumulative effect of change in accounting principle (7)	—	—	—	—	2,974
Tax effect on above adjustments	(6,532)	(7,367)	(7,814)	(22,237)	(27,802)
Tax effect of COLI fair value changes (8)	(2,530)	1,227	(910)	(6,174)	(2,324)
Tax deficiencies (benefits) related to equity awards and ESPP (9)	206	134	(235)	145	(2,346)
Adjusted net income (10)	$23,254	$75,502	$37,332	$97,814	$272,648

GAAP diluted net income per share (EPS)	$0.18	$1.39	$0.42	$1.06	$4.99
Adjustments	0.43	0.58	0.56	1.50	1.87
Adjusted diluted EPS (11)	$0.61	$1.97	$0.98	$2.56	$6.86

AMN Healthcare Services, Inc.

Supplemental Segment Financial and Operating Data

(dollars in thousands, except operating data)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2024	2023	2024	2024	2023
Revenue
Nurse and allied solutions	$399,368	$573,426	$442,399	$1,361,064	$2,086,921
Physician and leadership solutions	180,605	159,554	186,065	555,467	501,540
Technology and workforce solutions	107,536	120,483	112,221	332,541	382,524
	$687,509	$853,463	$740,685	$2,249,072	$2,970,985

Segment operating income (12)
Nurse and allied solutions	$35,110	$82,882	$46,207	$134,659	$299,320
Physician and leadership solutions	18,134	21,609	21,661	62,017	73,165
Technology and workforce solutions	41,948	50,664	47,259	133,477	173,297
	95,192	155,155	115,127	330,153	545,782
Unallocated corporate overhead (13)	21,318	21,425	21,040	64,526	70,670
Adjusted EBITDA (5)	$73,874	$133,730	$94,087	$265,627	$475,112

Gross Margin
Nurse and allied solutions	25.0%	27.5%	23.8%	24.7%	26.6%
Physician and leadership solutions	28.3%	33.4%	30.5%	30.1%	34.6%
Technology and workforce solutions	57.9%	65.0%	60.2%	59.4%	67.9%

Operating Data:
Nurse and allied solutions
Average travelers on assignment (14)	9,151	11,990	10,302	10,326	13,570

Physician and leadership solutions
Days filled (15)	55,315	45,981	56,244	168,404	142,857
Revenue per day filled (16)	$2,562	$2,447	$2,538	$2,552	$2,388

	As of September 30,		As of December 31,
	2024	2023	2023
Leverage ratio (17)	2.8	1.4	2.2

AMN Healthcare Services, Inc.

Additional Supplemental Non-GAAP Disclosure

Reconciliation of Guidance Operating Margin to Guidance

Adjusted EBITDA Margin

(unaudited)

	Three Months Ended
	December 31, 2024
	Low(18)	High(18)

Operating margin	1.8%	2.5%
Depreciation and amortization (total)	6.3%	6.1%
EBITDA margin	8.1%	8.6%
Share-based compensation	0.6%	0.6%
Acquisition, integration, and other costs	0.5%	0.5%
Adjusted EBITDA margin	9.2%	9.7%

(1)	Operating margin represents income from operations divided by revenue.
(2)	A portion of depreciation expense for AMN Language Services is included in cost of revenue. We exclude the impact of depreciation included in cost of revenue from the calculation of adjusted EBITDA.
(3)	Acquisition, integration, and other costs include acquisition and integration costs, net changes in the fair value of contingent consideration liabilities for recently acquired companies, certain legal expenses, restructuring expenses and other costs associated with exit or disposal activities, and certain nonrecurring expenses, which we exclude from the calculation of adjusted EBITDA, adjusted net income, and adjusted diluted EPS because we believe that these expenses are not indicative of the Company’s operating performance. For the three and nine months ended September 30, 2024, acquisition and integration costs were approximately $0.3 million and $1.8 million, respectively, expenses related to the closures of certain office leases were approximately $0.7 million and $1.8 million, respectively, certain legal expenses of approximately $(2.3) million and $1.0 million, respectively, restructuring expenses and other costs associated with exit or disposal activities were approximately $3.3 million and $6.3 million, respectively, and other nonrecurring expenses were approximately $1.0 million and $5.3 million, respectively. Additionally, the aforementioned costs for the nine months ended September 30, 2024 were partially offset by an immaterial out-of-period adjustment of $2.4 million related to acquisition-related costs incurred in connection with the acquisition of MSDR. For the three and nine months ended September 30, 2023, acquisition and integration costs were approximately $1.3 million and $3.3 million, respectively, expenses related to the closures of certain office leases were approximately $1.7 million and $3.7 million, respectively, certain legal expenses of approximately $1.2 million and $2.2 million, respectively, restructuring expenses and other costs associated with exit or disposal activities were approximately $0.2 million and $3.7 million, respectively, and other nonrecurring expenses were approximately $1.4 million and $1.3 million, respectively. Additionally, acquisition, integration, and other costs for the nine months ended September 30, 2023 included increases in contingent consideration liabilities for recently acquired companies of approximately $2.4 million.
(4)	During the nine months ended September 30, 2023, the Company recorded an increase to its legal accrual for a wage and hour claim in connection with reaching an agreement to settle the matter in its entirety. Since the settlement is largely unrelated to the Company’s operating performance, we excluded its impact in the calculations of adjusted EBITDA, adjusted net income, and adjusted diluted EPS.
(5)	Adjusted EBITDA represents net income plus interest expense (net of interest income) and other, income tax expense (benefit), depreciation and amortization, depreciation (included in cost of revenue), acquisition, integration, and other costs, restructuring expenses, certain legal expenses, and share-based compensation. Management believes that adjusted EBITDA provides an effective measure of the Company’s results, as it excludes certain items that management believes are not indicative of the Company’s operating performance. Adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to income from operations or net income as an indicator of operating performance. Although management believes that some of the items excluded from adjusted EBITDA are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.
(6)	Adjusted EBITDA margin represents adjusted EBITDA divided by revenue.
(7)	As a result of a change in accounting principle on January 1, 2023 related to forfeitures of share-based awards, the Company recognized the cumulative effect of the change in share-based compensation expense during the nine months ended September 30, 2023. The cumulative effect of the change in accounting principle is immaterial to prior periods and, therefore, was recognized in the period of the change. Since the cumulative effect is unrelated to the Company’s operating performance for the nine months ended September 30, 2023, we excluded its impact in the calculation of adjusted net income and adjusted diluted EPS.
(8)	The Company records net tax expense (benefit) related to the income tax treatment of the fair value changes in the cash surrender value of its company owned life insurance. Since this change in fair value is unrelated to the Company’s operating performance, we excluded the impact on adjusted net income and adjusted diluted EPS.

(9)	The consolidated effective tax rate is affected by the recording of tax benefits and tax deficiencies relating to equity awards vested during the period and tax benefits recognized for disqualifying dispositions related to our employee stock purchase plan (“ESPP”). The magnitude of the impact of tax benefits and tax deficiencies generated in the future related to equity awards and ESPP is dependent upon the Company’s future grants of share-based compensation, the Company’s future stock price on the date equity awards vest in relation to the fair value of the awards on the grant date, the Company’s future stock price on either the ESPP’s offering date or purchase date, whichever is lower, and the length of time the shares issued under the ESPP are held by employees. Since these tax benefits and tax deficiencies related to equity awards and ESPP are largely unrelated to our income before taxes and are unrepresentative of our normal effective tax rate, we excluded their impact in the calculation of adjusted net income and adjusted diluted EPS.
(10)	Adjusted net income represents GAAP net income excluding the impact of the (A) amortization of intangible assets, (B) acquisition, integration, and other costs, (C) certain legal expenses, (D) changes in fair value of equity investments and instruments, (E) deferred financing related costs, (F) cumulative effect of change in accounting principle, (G) tax effect, if any, of the foregoing adjustments, (H) excess tax benefits and tax deficiencies relating to equity awards vested and ESPP, (I) net tax expense (benefit) related to the income tax treatment of fair value changes in the cash surrender value of its company owned life insurance, and (J) restructuring tax benefits. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded in the calculation of adjusted net income). Although management believes the items in the calculation of adjusted net income are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted net income as an operating performance measure in conjunction with GAAP measures such as GAAP net income.
(11)	Adjusted diluted EPS represents adjusted net income divided by diluted weighted average common shares outstanding. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded in the calculation of adjusted net income). Although management believes the items in the calculation of adjusted net income are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted diluted EPS as an operating performance measure in conjunction with GAAP measures such as GAAP diluted EPS.
(12)	Segment operating income represents net income plus interest expense (net of interest income) and other, income tax expense (benefit), depreciation and amortization, depreciation (included in cost of revenue), unallocated corporate overhead, acquisition, integration, and other costs, legal settlement accrual changes, and share-based compensation.
(13)	Unallocated corporate overhead (as presented in the tables above) consists of unallocated corporate overhead (as reflected in our quarterly and annual financial statements filed with the SEC) less acquisition, integration, and other costs and legal settlement accrual changes.
(14)	Average travelers on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.
(15)	Days filled is calculated by dividing the locum tenens hours filled during the period by eight hours.
(16)	Revenue per day filled represents revenue of the Company’s locum tenens business divided by days filled for the period presented.
(17)	Leverage ratio represents the ratio of the consolidated funded indebtedness (as calculated per the Company’s credit agreement) at the end of the subject period to the consolidated adjusted EBITDA (as calculated per the Company’s credit agreement) for the 12-month period ended at the end of the subject period.
(18)	Guidance percentage metrics are approximate.